UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 28, 2022

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

(412) 553-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 28, 2022, EQT Corporation (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders party thereto (the “Lenders”) and PNC Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer, amending and restating that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2017, among the Company, the lenders party thereto and PNC Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer, as amended from time to time.

Under the Credit Agreement, the Company may obtain unsecured loans in an aggregate principal amount not to exceed $2,500,000,000 outstanding at any time. The Credit Agreement matures on June 28, 2027 (the “Stated Maturity Date”), but the Company may request two one-year extensions of the Stated Maturity Date, subject to satisfaction of certain conditions. Commitments under the Credit Agreement may be increased by up to $500,000,000, subject to the agreement of the Company and new or existing Lenders.

Under the terms of the Credit Agreement, the Company can obtain Base Rate Loans (as defined in the Credit Agreement) or Term SOFR Rate Loans (as defined in the Credit Agreement). Base Rate Loans are denominated in dollars and bear interest at a Base Rate (as defined in the Credit Agreement) plus a margin ranging from 0 basis points to 125 basis points determined on the basis of the Company’s then current credit ratings. Term SOFR Rate Loans bear interest at a Term SOFR Rate (as defined in the Credit Agreement) plus an additional 10 basis point credit spread adjustment plus a margin ranging from 100 basis points to 225 basis points determined on the basis of the Company’s then current credit ratings. The Company is obligated to repay the aggregate principal amount of any outstanding Base Rate Loans or Term SOFR Rate Loans on the earlier of the Stated Maturity Date or the effective date of any other termination, cancellation or acceleration of the Lenders’ commitments under the Credit Agreement. The Company may voluntarily prepay its borrowings, in whole or in part, without premium or penalty, but subject to reimbursement of funding losses with respect to prepayment of Term SOFR Rate Loans.

The proceeds of the loans made under the Credit Agreement may be used by the Company for working capital, capital expenditures, share repurchases, and other lawful corporate purposes (including repayment and refinancing of indebtedness).

The Credit Agreement contains certain representations and warranties and various affirmative and negative covenants and events of default, including, among other things, (i) a restriction on the ability of the Company or certain of its subsidiaries to incur or permit liens on assets, subject to certain significant exceptions, (ii) a restriction on the ability of certain of the Company’s subsidiaries to incur debt, subject to certain significant exceptions, (iii) the establishment of a maximum ratio of consolidated debt to total capital of the Company and its subsidiaries that are subject to the restrictions of the Credit Agreement such that consolidated debt shall not exceed 65% of total capital as of the end of any fiscal quarter, (iv) a limitation on certain changes to the Company’s business, and (v) certain restrictions related to mergers and sales of all or substantially all of the Company’s assets.

The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Third Amended and Restated Credit Agreement, dated as of June 28, 2022, by and among the Company, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and similar attachments have been omitted. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: June 28, 2022	By:	/s/ David M. Khani
	Name:	David M. Khani
	Title:	Chief Financial Officer